UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2007
SANTARUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation or Organization)		Identification No.)
10590 West Ocean Air Drive, Suite 200, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On December 11, 2007, Santarus, Inc. (the “Company”) entered into a sublease with Avnet, Inc. (“Avnet”) for the relocation of the Company’s headquarters to a building located at 3721 Valley Centre Drive in the Carmel Valley submarket of the City of San Diego, California. The sublease agreement (the “Sublease”) provides for the Company to lease approximately 24,523 rentable square feet of office space (the “Premises”) in the building leased to Avnet by Kilroy Realty, L.P. (“Kilroy”) under an office lease dated September 23, 2002 (the “Prime Lease”).
     The term of the Sublease is expected to commence on or around April 1, 2008 and will expire on February 27, 2013. The commencement of the term is conditioned upon the written consent of Kilroy being received on or before January 1, 2008.
     Avnet has agreed to provide the Company with access to the Premises on a rent-free basis upon receipt of Kilroy’s consent to the Sublease in order for the Company to construct its initial improvements to the Premises desired or required for the Company’s use and occupancy thereof. If the Kilroy consent is not received by January 1, 2008, then until such consent is received, the scheduled commencement date shall be delayed on a day-for-day basis. If the Kilroy consent is not received by February 1, 2008, then (in addition to the commencement date delays) either Avnet or the Company may terminate the Sublease by giving written notice to the other party no later than February 10, 2008. Avnet is providing the Company with an allowance to cover the cost of the Company’s improvements to the Premises in an amount not to exceed $559,124.40, which will be provided in the form of an offset against the monthly installments of basic rent initially payable under the Sublease.
     The Sublease provides for an initial annual base rent of $838,686.60 from the scheduled commencement date until March 31, 2009, payable in monthly installments equal to $69,890.55; however, such monthly installments of rent will be abated until the amount of the Avnet improvement allowance expended by the Company has been fully credited against its basic rent obligations. The annual base rent is subject to 3.5% annual increases on April 1 of each calendar year throughout the term. The Company is also required to pay its pro rata share of any building and project operating costs incurred by Avnet that may exceed those operating costs incurred during the 2008 calendar year.
     In addition to the customary default provisions allowing Avnet to terminate the Sublease if the Company fails to remedy a breach of any of its Sublease obligations within specified time periods, the Sublease will also terminate if the Prime Lease terminates. However, Avnet has agreed that if the Company receives notice of Kilroy’s election to exercise its right to terminate the Prime Lease as a result of an Avnet default thereunder, and such default is capable of cure by the payment of money, then the Company may elect to cure the Avnet default. If the amount paid by the Company to cure an Avnet default under the Prime Lease is not reimbursed to the Company within 20 days of payment, the Company has the right to offset the amount against its future rent obligations; provided that if the default amount is disputed by Avnet, then before offsetting the amount paid, the Company must obtain a judgment that the Avnet default under the Prime Lease existed and that the amount paid by the Company was indeed due and unpaid. Avnet and the Company have further agreed that if the Sublease is terminated as the result of an action by Avnet that terminates the Prime Lease, the Company’s sole and exclusive remedy (whether at law or in equity) for such breach, shall be in the form of liquidated damages in an amount equal to the following: $700,000 for any termination of the Prime Lease prior to April 1, 2009; $500,000 for any termination of the Prime Lease between April 1, 2009 and March 31, 2010; $400,000 for any termination of the Prime Lease between April 1, 2010 and March 31, 2011; and $300,000 for any termination of the Prime Lease between April 1, 2011 and February 27, 2013; provided that the Company is in occupancy and conducting business in the entire Premises at the time of such termination.

     Under the Sublease, the Company is required to provide Avnet with a standby letter of credit in the amount of $150,000 issued by UBS Financial Services, Inc. (the “Letter of Credit”) prior to commencing its initial improvements to the Premises. The face amount of the Letter of Credit will automatically increase to $400,000 on January 15, 2008. As long as the Company is not in default of any of the material terms, provisions or conditions of the Sublease, beyond any applicable cure period, on such dates, the face amount of the Letter of Credit will be reduced to: $300,000 on October 1, 2010; and $200,000 on February 28, 2012.
     A complete copy of the Sublease is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the terms of the Sublease is qualified in its entirety by reference to such exhibit.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

10.1	Sublease, dated December 11, 2007, by and between Santarus, Inc. and Avnet, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.

Date: December 13, 2007	By:	/s/ Gerald T. Proehl
	Name:	Gerald T. Proehl
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Sublease, dated December 11, 2007, by and between Santarus, Inc. and Avnet, Inc.